Rohm and Haas and Tasnee and Sahara Olefins Company Form Joint Venture to Make Acrylic
Monomers in Jubail, Saudi Arabia

•	250,000 metric ton facility to be operational in 2011

•	“Saudi Acrylic Monomer Company” will use advantaged supply of propylene and latest process technology to make acrylic acid and related products

•	Supports Rohm and Haas’s accelerated growth of acrylic portfolio in rapidly developing economies

April 16, 2008—Philadelphia, PA— Rohm and Haas Company (NYSE:ROH) and Tasnee Sahara Olefins Company (TSOC) of Saudi Arabia said today they will form a joint venture which will produce 250,000 metric tons of acrylic acid and related esters in Jubail, Kingdom of Saudi Arabia, beginning in 2011. These feedstock materials will be used primarily to support the fast-paced growth of Rohm and Haas’s water-based acrylic products in rapidly developing economies. TSOC will have exclusive rights to sell a portion of the acrylic acid products within the Gulf Cooperation Council countries of Saudi Arabia, Bahrain, Qatar, Oman, Kuwait and the United Arab Emirates.

“This is a wonderful day for Rohm and Haas,” said Carol Eicher, Vice President and Business Director for the company’s Primary Materials business. “This joint venture – Saudi Acrylic Monomer Company – demonstrates our commitment to secure monomers at the right place, at the right time, and at the right cost – in support of the ongoing global growth of our acrylic portfolio.” Eicher noted that the Jubail facility is the first downstream chemical project of its kind to be undertaken in the Middle East.

Saudi Acrylic Monomer Company will be 75 percent owned by TSOC; 25 percent by Rohm and Haas. Rohm and Haas will invest approximately $50 million for its equity stake in the venture, and will license its technology for making acrylic acid. When completed, the plant in Jubail will employ approximately 225 people.

Rohm and Haas will consume the majority of the plant’s production to supply the needs of the company’s downstream businesses to make products used in paints and coatings, adhesives, caulks, sealants, plastics additives, detergents additives and in industrial applications, among others. Some of the plant’s production will also be allocated for sale to external customers. TSOC and Rohm and Haas will cooperatively market products to the Saudi, GCC, Middle East, Asia and European regions.

TSOC is comprised of Tasnee, one of the largest private industrial companies in the Kingdom of Saudi Arabia, and Sahara Petrochemical, a publicly traded Saudi joint stock company, with a history of developing petrochemical projects in Saudi Arabia.

“We are pleased to be able to form this partnership with TSOC,” said Raj L. Gupta, Chairman, President and CEO of Rohm and Haas, an $8.9 billion specialty materials company. “These are well-known and highly regarded firms. We are looking forward to a long and prosperous relationship for all involved.”

Rohm and Haas is the world’s largest supplier of acrylate and methacrylates monomers. Its $2 billion Primary Materials business operates a world-class acrylic acid and ester facility in Deer Park, Texas.

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About Tasnee and Sahara Olefins Company
TSOC is a Saudi joint stock company established by Tasnee and Sahara. It owns 75 percent of the Saudi Ethylene and Polyethylene Company (SEPC). SEPC is establishing $ 2.5 billion cracker complex which will produce one million tons of ethylene, 285KTa of propylene and 800 KTA of polyethylene. SEPC is 25 percent owned by LyondellBasell Industries.

About Rohm and Haas Company
Leading the way since 1909, Rohm and Haas is a global pioneer in the creation and development of innovative technologies and solutions for the specialty materials industry. The company’s technologies are found in a wide range of industries including: Building and Construction, Electronics and Electronic Devices, Household Goods and Personal Care, Packaging and Paper, Transportation, Pharmaceutical and Medical, Water, Food and Food Related, and Industrial Process. Innovative Rohm and Haas technologies and solutions help to improve life every day, around the world. Based in Philadelphia, PA, the company generated annual sales of approximately $8.9 billion in 2007.

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Contacts:

Laura Hadden
Director of Communications, Specialty Materials
Telephone: +1 215-592-3054
lhadden@rohmhaas.com

Andrew Sandifer
Director of Investor Relations
Rohm and Haas Company
Telephone: +1 215-592-3312
asandifer@rohmhaas.com